Exhibit 10.1
VALEANT PHARMACEUTICALS INTERNATIONAL
     THIS AGREEMENT (the “Agreement”) is entered into on December 30, 2005 (but effective as of the dates contemplated in sections 1 and 2(a)), by and between Valeant Pharmaceuticals International (the “Company”), a Delaware corporation, and Robert O’Leary (“O’Leary”), an individual resident of San Diego County, California (hereinafter the Company and O’Leary are referred to as “the parties”).
RECITALS
     WHEREAS, O’Leary had been employed by the Company as its Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer until December 31, 2004;
     WHEREAS, effective January 1, 2005, O’Leary assumed the position of Executive Chairman;
     WHEREAS, the employment agreement entered into by the Company and O’Leary on March 21, 2005 (the “Employment Agreement”) expires December 31, 2005 and after such date shall be of no further effect; and
     WHEREAS, the Board of Directors of the Company has requested that O’Leary continue in his role as Chairman and O’Leary has agreed to do so, becoming non-executive Chairman beginning January 1, 2006.
AGREEMENT
     NOW, THEREFORE, for consideration, the value, sufficiency, and receipt of which is hereby acknowledged, the parties agree as follows.
     1. TERM. The initial term of this Agreement shall be from January 1, 2006 until the election of the Chairman of the Board immediately following the annual stockholders’ meeting in May, 2006 (the “Initial Term”). The term of this Agreement shall be automatically extended to each successive period as to which the Board of Directors elects O’Leary as Chairman and O’Leary agrees to serve as Chairman.
     2. SERVICE.
       (a) POSITIONS AND DUTIES. During the term of this Agreement, O’Leary shall serve as non-executive Chairman. O’Leary’s duties as non-executive Chairman will include the following, working in close consultation with the Company’s Lead Director:
         (i) Partnering with the Company’s Chief Executive Officer and members of the Board to achieve the Company’s mission.
         (ii) Serving as Chairman at meetings of the Board.

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         (iii) Scheduling Board and other meetings in conjunction with the CEO and establishing appropriate agendas.
         (iv) Working with the CEO and relevant Board members on recruitment and retention of new Board members.
         (v) Directing the Board’s self-evaluation process.
         (vi) After consultation with other members of the Board, the Chief Executive Officer and the Lead Director, developing recommendations for the assignment of committee memberships and submitting nominees to the full Board for approval.
         (vii) Acting as intermediary between the Board and employees in appropriate areas as directed by the Board or the Chief Executive Officer.
         (viii) Working with the Compensation Committee, ensuring that proper objectives are set for the CEO and monitoring performance against those objectives.
         (ix) Ensuring that the Board appropriately reviews governance issues such as structure, roles and relationships with management.
         (x) Serving as a Company spokesman to the media and community on behalf of the Company, as may be requested by the Company.
         (xi) Overseeing the preparation and distribution of the annual proxy statement.
         (xii) Performing such other duties as the Board or Company may require and as are consistent with the position of non-executive Chairman.
       (b) TIME COMMITMENT. O’Leary agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned hereunder.
       (c) POLICIES AND PROCEDURES. O’Leary agrees to comply with all of the Company’s standard policies and procedures.
     3. COMPENSATION.
       (a) For the Initial Term, on or before January 05, 2006, O’Leary shall receive a pro-rated retainer of $12,500 and beginning with meetings occurring on or after January 1, 2006, shall be paid meeting and other fees consistent with the fee schedule generally applicable, as adopted from time to time by the Board of Directors. For subsequent terms O’Leary shall receive the retainer payable to all directors, paid on the schedule generally applicable to directors.
       (b) Upon signing of this Agreement, in consideration of his service for the Initial Term, the Company shall grant O’Leary 5,000 Restricted Stock Units upon the terms and

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conditions generally applicable to such grants to members of the Board of Directors of the Company. For each subsequent term (each such term beginning upon his election as Chairman at the Board meeting immediately following the annual stockholders meeting, as provided in the bylaws of the Company) as non-executive Chairman, the Company shall grant O’Leary a number of restricted stock units equal in value to $240,000, upon the terms and conditions generally applicable to such grants to members of the Board of Directors of the Company.
     4. BENEFITS. While O’Leary serves as a non-executive Chairman, the Company shall provide him with the following additional benefits:
       (a) HEALTH INSURANCE. The Company shall provide O’Leary access to health insurance coverage under the Company’s program for members of the Board of Directors, upon the same terms and conditions applicable to all other non-employee directors of the Company.
       (b) INDEMNIFICATION. The Company shall continue the indemnification coverage for O’Leary’s service as an executive as well as a member of the Company’s Board of Directors, as provided in Section 12 herein.
       (c) REIMBURSEMENT. The Company shall promptly reimburse O’Leary for all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, consistent with the policies of expense reimbursement for non-executive members of the Board of Directors.
       (d) SUPPORT. The Company shall provide O’Leary with such office space and secretarial support as are necessary for the performance of his duties hereunder.
     5. OTHER BENEFITS. Effective January 1, 2006, O’Leary will no longer be entitled to participate in the employee benefit plans, practices and programs maintained by the Company and made available to company executives generally including, without limitation the Company’s long- and short-term disability plans, medical plan, dental plan, accidental death and disability plan, change-in-control plan, travel accident plan, group life plan, section 401(k) plan and employee assistance program; provided however, nothing in this paragraph shall limit or reduce any similar benefit specifically provided for herein.
     6. STOCK OPTION VESTING AND EXERCISABILITY.
       (a) CONTINUED STOCK OPTION VESTING AND EXERCISABILITY. For as long as O’Leary provides services to the Company whether as an employee, non-employee director, or consultant, to the extent provided in the applicable stock plans and stock option agreements, stock options currently held by him shall continue to vest in accordance with the existing stock agreement terms and conditions, including acceleration in the event of a Change in Control (as defined herein).
       (b) CHANGE IN CONTROL; TERMINATION DUE TO DISABILITY OR DEATH. If O’Leary’s service as a non-executive Chairman terminates due to a Change in Control of the Company or by reason of O’Leary’s death or Disability, then all unvested stock

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options shall immediately vest and become fully exercisable, and shall remain exercisable until the earlier to occur of (x) the third anniversary of O’Leary’s termination of such service; or (y) expiration of the original term of such option; provided that, if such continued exercisability would cause adverse tax consequences under Section 409A of the Code, then such stock options shall not be exercisable beyond the latest date (not later than the earlier of subsections (x) and (y) above) in which such options may be exercised without resulting in adverse tax consequences under Section 409A of the Code. For purposes of this Agreement, “Change in Control” is defined as the first to occur of the following:
         (1) the acquisition by any Person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities (a “25% Beneficial Owner”); provided, however, that for purposes hereof, the following acquisitions shall not constitute or give rise to a Change in Control: (A) any acquisition by the Company or any of its subsidiaries; (B) any acquisition directly from the Company or any of its subsidiaries; (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company; (F) any acquisition in connection with which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, the Person is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor Schedule); provided, that, if any such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date; and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph 6(d)(2) below, does not constitute a Change in Control; or
         (2) The closing of a merger or consolidation to which the Company or any direct or indirect subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
         (3) the closing of a complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
     7. FEDERAL EXCISE TAX. In the event that O’Leary becomes entitled to payments and/or benefits which would constitute “parachute payments” within the meaning of

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Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the provisions of Exhibit A shall apply.
     8. PROPRIETARY INFORMATION. As a condition of this Agreement, O’Leary has executed and will continue to be bound by the Company’s standard form of proprietary information and inventions agreement.
     9. SUCCESSORS AND ASSIGNS.
       (a) COMPANY’S SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein will include such successors and assigns. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise, or any entity employing O’Leary which has spun off or split off from the Company.
       (b) NO ASSIGNMENT BY O’LEARY. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by O’Leary, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by O’Leary’s legal personal representative.
     10. DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, O’Leary and the Company agree that any and all disputes or controversies of any nature whatsoever arising from or regarding O’Leary’s service with the Company or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, under the then-existing JAMS rules. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY, JUDGE OR ADMINISTRATIVE PROCEEDING. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees. The arbitrator shall have discretion to award to the prevailing party on any claim recovery of reasonable attorneys fees and costs; provided, however, that (a) O’Leary shall be liable for such amounts only if the arbitrator finds that O’Leary’s position in the matter is frivolous or in bad faith; and (b) the amount of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or O’Leary). Nothing in this Agreement is intended to prevent either O’Leary or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court,

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shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation with forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.
     11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third (3rd) business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.
     12. INDEMNIFICATION.
       (a) The Company agrees that if O’Leary is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any affiliate or is or was serving at the request of the Company or any affiliate as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is O’Leary’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, O’Leary shall be indemnified and held harmless by the Company and each relevant affiliate against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on O’Leary by this Section 13(a) shall not be exclusive of any other rights which O’Leary may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, O’Leary shall have full discretion as to choice of counsel in all matters subject to indemnification under this Agreement. The indemnification and advancement of expenses provided for by this Section shall continue as to O’Leary after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall survive any termination or non-renewal of this Agreement. In addition, O’Leary shall also be entitled to indemnification from the Company (and its subsidiaries and affiliates for which O’Leary serves as an officer or director) on terms no less advantageous to O’Leary as are provided to any officer or director of the Company. Such provisions shall be memorialized in a separate indemnity agreement between O’Leary, the Company and applicable affiliates or subsidiaries, provided, however, that the entry into such

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indemnity agreement shall not constitute a condition precedent to the obligations of the Company or its subsidiaries or affiliates under this Agreement.
       (b) For the Initial Term and thereafter, O’Leary shall be covered by any directors’ and officers’ liability policy maintained by Employer from time to time.
     13. EFFECT OF OTHER LAW; FINANCIAL STATEMENTS. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to this Agreement. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to O’Leary to the extent permitted by law.
     14. MISCELLANEOUS. No provision of this Agreement may be amended, modified, or changed unless such amendment, modification or change is agreed to in writing by O’Leary and the Board of the Company. Either party may waive any breach or non-compliance with any provision or condition in favor of the waiving party under this Agreement in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of such provision or condition, nor a waiver of any similar provision or condition, at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement
     15. GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof.
     16. SEVERABILITY. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, agreements (if any), understandings, promises, representations, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
     18. RELEASE AGREEMENT. All rights and benefits granted pursuant to this Agreement which are in addition to any rights or benefits that O’Leary may have pursuant to law or any other agreement shall be subject to the execution and delivery by O’Leary of a General Release in the form attached hereto as Exhibit B.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and O’Leary has executed this Agreement as of the day and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Timothy C. Tyson
Timothy C. Tyson
President and Chief Executive Officer

ATTEST:

/s/ Christina de Vaca
Secretary

O’LEARY
By:	/s/ Robert W. O'Leary
Robert W. O'Leary

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EXHIBIT A
GROSS-UP PROVISIONS
     (a) Anything in this Agreement to the contrary notwithstanding, if (i) it shall be determined that O’Leary is entitled to receive an “excess parachute payment” (as defined in Section 280G of the Code) with respect to a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as such terms are used in Section 280G(b)(2) of the Code) (a “Payment”), and (ii) with respect to such Payment, O’Leary would be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then O’Leary shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by O’Leary of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed by Section 4999 of the Code (and any interest and penalties imposed with respect thereto) upon the Gross- Up Payments, O’Leary retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that (i) O’Leary shall not be entitled to receive a Gross-Up Payment with respect to any excise tax other than the initial application of the Excise Tax (although the parties acknowledge that, as set forth below, the amount, if any, of excise tax due with respect to the Gross-Up Payment shall be taken into account in determining whether, on an after-tax basis, the Gross-Up Payment is sufficient to cover the initial application of the Excise Tax); (ii) no equity compensation rights or cash compensation increases granted on or after November 17, 2004 (each, a “Post-November 16 Increase”) shall be eligible for a Gross-Up Payment with the result that if O’Leary would be subject to an Excise Tax even without taking into account the Post-November 16 Increases, then the Excise Tax and Gross-Up Payment shall be computed by disregarding any additional excise tax that might be attributable to the Post-November 16 Increases; and (iii) if O’Leary is subject to the Excise Tax when taking Post-November 16 Increases into account but would not be so subject if such Increases are not considered, then O’Leary shall be entitled to a prorated Gross-Up Payment determined by (A) computing the Gross-Up Payment amount as if subparagraph (ii) is inapplicable; and (B) multiplying the amount so determined by a fraction (1) the numerator of which is the total amount of “parachute payments” (regardless of whether they are “excess parachute payments” under Section 280G) taken into account by O’Leary in computing the Excise Tax, less the amount of such parachute payments attributable to the Post-November 16 Increases; and (2) the denominator of which is the full amount of the “parachute payments” described in clause (1). For purposes of clarification, (x) if the grant date of any stock option or other type of stock award occurs prior to November 17, 2004, then O’Leary shall not be treated as having received any Post-November 16 Increase with respect to such option or award, even if the option or award vests or becomes exercisable on or after November 17, 2004; and (y) no benefit provided under a generally applicable benefit plan or arrangement shall be deemed a Post-November 16 Increase even if the amount of such benefit is increased after November 16, 2004.
     (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such

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determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and O’Leary within 15 business days of the receipt of notice from O’Leary that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and O’Leary and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and O’Leary cannot agree on the firm to serve as the Accounting Firm, then the Company and O’Leary shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to O’Leary within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by O’Leary (or that the amount of the Excise Tax is less than the amount suggested by O’Leary), it shall furnish O’Leary with a written opinion, based upon “substantial authority” (within the meaning of Section 6662 of the Code), that failure to report the Excise Tax (in the amount suggested by O’Leary) on O’Leary’s applicable federal income tax return would not result in the imposition of a penalty under Section 6662 or 6663 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and O’Leary, absent manifest error, except as provided in the following two sentences, or in paragraph (c) or (e) hereof. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and O’Leary thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of O’Leary.
     (c) O’Leary shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after O’Leary is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. O’Leary shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies O’Leary in writing prior to the expiration of such period that it desires to contest such claim, O’Leary shall:
       (i) give the Company any information reasonably requested by the Company relating to such claim,
       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

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       (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
       (iv) permit the Company to participate in any proceedings relating to such claim; provided however that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold O’Leary harmless on an after-tax basis for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation (or incurred in connection with such contest) or imposed as a result of such payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) the Company shall control all proceedings taken in connection with such contest and at its sole option may pursue or forego any and all administrative appeals proceedings hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct O’Leary to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and O’Leary agrees to prosecute such contest to a determination before any administrative tribunal in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided however that if the Company directs O’Leary to pay such claim and sue for a refund the Company shall advance the amount of such payment to O’Leary on an interest-free basis and shall indemnify and hold O’Leary harmless on an after-tax basis from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided O’Leary shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of O’Leary with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and O’Leary shall be entitled to settle or contest as the case may be any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by O’Leary of an amount advanced by the Company pursuant to paragraph (c) hereof, O’Leary becomes entitled to receive any refund with respect to such claim, O’Leary shall (subject to paragraph (f) hereof and subject to the Company’s complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by O’Leary of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that O’Leary shall not be entitled to any refund with respect to such claim and the Company does not notify O’Leary in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and O’Leary were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to O’Leary within five days of the

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receipt of the Accounting Firm’s determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, O’Leary shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by O’Leary, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, O’Leary shall (subject to paragraph (f) hereof) promptly pay the amount of such refund to the Company, but only to the extent such refund is attributable to an Excise Tax with respect to which O’Leary received a Gross-Up Payment from the Company (determined in a manner consistent with paragraph (a) above). If the amount of the income taxes otherwise payable by O’Leary in respect of the year in which O’Leary makes such payment to the Company is reduced as a result of such payment, O’Leary shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company (subject to paragraph (f) hereof). In the event there is a subsequent redetermination of O’Leary’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to O’Leary the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. O’Leary shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.
     (f) Each provision of this Exhibit A shall be interpreted in a manner consistent with the overall intent of this Exhibit A, which is to make O’Leary whole, on an after-tax basis, from any imposition of (or claim to impose) the Excise Tax, it being acknowledged and understood that the reversal of any advance made by the Company pursuant to paragraph (c) hereof, or the correction of any other type of overpayment of a Gross-Up Payment to O’Leary by the Company, may result in O’Leary paying to the Company an amount which is less than the related advance or other overpayment by the Company. In particular and not by way of limitation, any other provision of this Exhibit A notwithstanding, O’Leary shall not in any event be obligated, in connection with repaying any refund as described in paragraphs (d) and (e) hereof, to pay the Company an amount greater than the net after-tax portion of any advance or other type of Gross-Up Payment that he has retained or has recovered as a refund from the applicable taxing authorities; but O’Leary shall not be relieved of his obligation hereunder to recover certain amounts as a refund or credit.

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EXHIBIT B
GENERAL RELEASE
     Valeant Pharmaceuticals International (the “Company”) has agreed that, in return for my signing this Release Agreement (the “Agreement”), the Company will provide me with the benefits described in my agreement with the Company dated as of December ___, 2005 (the “O’Leary Agreement”). I understand that I am not entitled to these benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the benefits I am receiving under the O’Leary Agreement:
     (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims potentially unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: “ A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company’s Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no benefits under the O’Leary Agreement that are contingent on my execution of this Agreement will be owed to me any sooner than the eighth day following my execution of this Agreement. I further acknowledge

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that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.
     (3) Notwithstanding anything herein to the contrary, I am not releasing: (a) any claims that relate to my right to enforce this Agreement or the O’Leary Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates; (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; or (d) my rights as a stockholder.
     This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in the O’Leary Agreement are intended to and do survive the termination of my employment and the execution of this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company’s Board of Directors.

UNDERSTOOD AND AGREED:

Robert W. O’Leary	Date

Valeant Pharmaceuticals International	Date

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